Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 17, 2018.

UBS AG
$
Leveraged Basket-Linked Medium-Term Notes due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second business day after the determination date) is based on the performance of an unequally-weighted basket of five indices: the EURO STOXX 50® Index (37.00% weighting), FTSE® 100 Index (23.00% weighting), TOPIX® Index (23.00% weighting), Swiss Market Index (SMI)® (9.00% weighting) and S&P/ASX 200 Index (8.00% weighting) (each a “basket underlier” and together, the “basket underliers”) as measured from the trade date to and including the determination date (expected to be between 39 and 42 months after the trade date). The initial basket level will be set to 100 on the trade date and the final basket level (the basket closing level on the determination date) will equal the sum of the products, as calculated for each basket underlier, of: (i) the final underlier level of such basket underlier times (ii) the weighting multiplier for such basket underlier. The weighting multiplier will equal, for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive. If the final basket level is equal to or less than the initial basket level, for each $1,000 face amount of your notes you will receive the greater of (i) the minimum settlement amount of $950 and (ii) $1,000 plus the product of $1,000 times the basket return. If the final basket level is less than the initial basket level, you will receive less than the face amount of your notes at maturity.

To determine your cash settlement amount, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate (expected to be between 151.00% and 161.00%) times (c) the basket return;
•	if the basket return is zero or negative (the final basket level is equal to or less than the initial basket level), the greater of (i) the minimum settlement amount of $950 and (ii) the sum of (a) $1,000 plus (b) the product of (x) $1,000 times (y) the basket return.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 15 of this preliminary pricing supplement. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is expected to be between $938.10 and $968.10 per $1,000 face amount. The range of the estimated initial value of the notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” on beginning on page 16 of this preliminary pricing supplement.

Original issue date:	, 2018	Original issue price*:	100.00% of the face amount
Underwriting discount*:	Up to 2.87% of the face amount	Net proceeds to the issuer:	At least 97.13% of the face amount

* The original issue price for certain investors will be between 97.13% and 100.00% of the face amount, reflecting a foregone underwriting discount with respect to such notes; see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” beginning on page 6.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated             , 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of the final pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this preliminary pricing supplement in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, the pricing supplement to which this preliminary pricing supplement relates is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” in this preliminary pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Underlier-Linked Notes product supplement dated May 2, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516572379/d174905d424b2.htm

•	Index Supplement dated April 29, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm

•	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, “notes” refer to the Leveraged Basket-Linked Medium-Term Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated May 2, 2016, references to the “accompanying index supplement” mean the UBS index supplement dated April 29, 2016 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” beginning on page 15 and in “Risk Factors” on page PS-35 in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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INVESTOR SUITABILITY

The notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the notes.
♦	You can tolerate a loss of up to 5% of your investment.
♦	You believe the level of the basket will appreciate over the term of the notes.

♦	You are willing to invest in the notes based on the upside participation rate (to be set on the trade date and expected to be between 151.00% and 161.00%).

♦	You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the stocks comprising the basket underliers (the “underlier stocks”).
♦	You do not seek guaranteed current income from your investment and are willing to forego any dividends paid on the underlier stocks.
♦	You are willing to hold the notes to maturity, a term expected to be between 39 and 42 months, and accept that there may be little or no secondary market for the notes.
♦	You seek an investment with exposure to companies in the Eurozone, United Kingdom, Japan, Switzerland and Australia.
♦	You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the notes.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of up to 5% of your investment.

♦	You are unwilling to invest in the notes based on the upside participation rate (to be set on the trade date and expected to be between 151.00% and 161.00%).

♦	You believe that the level of the basket will decline during the term of the notes.
♦	You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the basket underliers or the price of the underlier stocks.
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier stocks.
♦	You are unable or unwilling to hold the notes to maturity, a term expected to be between 39 and 42 months, or you seek an investment for which there will be an active secondary market.
♦	You do not seek an investment with exposure to companies in the Eurozone, United Kingdom, Japan, Switzerland and Australia.
♦	You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific To Your Notes” in this preliminary pricing supplement and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

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KEY TERMS

Issuer: UBS AG, London Branch

Underlier: An unequally-weighted basket of five indices. For more information about the indices see “The Basket and the Basket Underliers” on page 23 in this preliminary pricing supplement.

About the Basket: The following table lists the basket underliers and their corresponding Bloomberg tickers, percentage weights in the basket, weighting multipliers and initial underlier levels. The weighting multipliers and the initial underlier levels will not be determined until the trade date.

Bloomberg Ticker	Basket Underlier	Percentage Weight in the Basket	Weighting Multiplier (to be set on the trade date)	Initial Underlier Level (to be set on the trade date)
SX5E	EURO STOXX 50® Index	37.00%	n	n
UKX	FTSE® 100 Index	23.00%	n	n
TPX	TOPIX® Index	23.00%	n	n
SMI	Swiss Market Index (SMI)®	9.00%	n	n
AS51	S&P/ASX 200 Index	8.00%	n	n

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

•	type of notes: notes linked to an unequally-weighted basket of five indices
•	averaging dates: not applicable
•	cap level: not applicable
•	buffer level: not applicable
•	interest: not applicable

Face amount: Each note will have a face amount of $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the minimum settlement amount would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific To Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page 18 in this preliminary pricing supplement.

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Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a contingent payment debt instrument (“CPDI”) subject to taxation under the “noncontingent bond method”. If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted original issue price” of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

The adjusted original issue price at the beginning of each accrual period is generally equal to the original issue price of the note plus the amount of OID previously includible in the gross income of the U.S. holder, and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the CPDI.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the notes is equal to [n]% per annum, compounded semi-annually, with a projected payment at maturity of $[n] based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
through June 30, 2018
July 1, 2018 through December 31, 2018
January 1, 2019 through June 30, 2019
July 1, 2019 through December 31, 2019

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January 1, 2020 through June 30, 2020
July 1, 2020 through December 31, 2020
January 1, 2021 through June 30, 2021
July 1, 2021 through

A U.S. holder of the notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing contingent coupon obligations, special rules would apply to a person who purchases notes at a price other than the adjusted original issue price as determined for tax purposes.

A U.S. holder that purchases a note for an amount other than the original issue price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the original issue price should consult their tax advisor regarding these adjustments.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted original issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Pursuant to recently enacted legislation, for taxable years beginning after December 31, 2018, with respect to a debt instrument issued with OID, such as the notes, an accrual method taxpayer that reports

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revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer. For this purpose, an “applicable financial statement” generally means a financial statement certified as having been prepared in accordance with generally accepted accounting principles or that is made on the basis of international financial reporting standards and which is used by the taxpayer for various specified purposes. This rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the notes prior to the time such income would be recognized pursuant to the rules described above. Potential investors in the notes should consult their tax advisors regarding the potential applicability of these rules to their investment in the notes.

Prospective investors also should consult their tax advisor with respect to the application of the CPDI provisions to the notes.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, your notes should be treated in the manner described above.

Subject to the paragraphs below, investors should read the discussion under “Supplemental U.S. Tax Considerations — Non-United States Holders — Foreign Account Tax Compliance Act” beginning on page PS-77 in the accompanying product supplement and consult their tax advisors concerning the potential application of the Foreign Account Tax Compliance Act.

A 30% withholding tax is not imposed under Sections 871 and Section 881 of the Internal Revenue Code of 1986, as amended (the “Code”), if interest payments on the notes qualify as “portfolio interest” that constitutes certain contingent interest as described in Section 871(h)(4)(C) relating to contingent interest based on the value or yield of actively traded property. Although not free from doubt, payments on the notes that relate to the basket underliers should constitute portfolio interest that is not subject to this 30% withholding tax as long as the applicable non-U.S. Holder meets certain certification and identification requirements.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  U.S. Treasury Department (“Treasury”) regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2018.

Based on our determination that the notes are not “delta-one” with respect to any basket underliers or U.S. underlier stocks, our counsel is of the opinion that the notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the Internal Revenue Service (the “IRS”), and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the basket underliers, underlier stocks or your notes, and following such occurrence your notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the basket underliers, underlier stocks or the notes. If you enter, or have entered, into other transactions in respect of the basket underliers, underlier stocks or the notes you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

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Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and Notice 2015-66, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments” and, if made after December 31, 2018, payments of certain gross proceeds on a sale or disposition and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). We will not pay additional amounts with respect to such withholding taxes discussed above.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Supplemental U.S. Tax Considerations”.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return; or
•	if the final basket level is equal to or less than the initial basket level, the greater of (i) the minimum settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (x) $1,000 times (y) the basket return.

Initial basket level: to be set equal to 100 on the trade date

Basket closing level: for any given trading day, the sum of the products, as calculated for each basket underlier, of the closing level for each basket underlier on such trading day multiplied by the weighting multiplier for each such basket underlier

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Initial underlier level: for each of the basket underliers, the closing level of such basket underlier on the trade date, as determined by the calculation agent

Final underlier level: for each of the basket underliers, the closing level of such basket underlier on the determination date, as determined by the calculation agent

Final basket level: the basket closing level on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes — Discontinuance of or Adjustments to the Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: for each basket underlier, the applicable percentage weight of such basket underlier within the basket of underliers as set forth under “About the Basket” on page 2; the sum of the weighting percentages of all basket underliers will equal 100%

Weighting multiplier: for each basket underlier, a positive amount equal to the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial underlier level for such basket underlier; the weighting multipliers will remain constant for the life of the notes

Upside participation rate (to be set on the trade date): expected to be between 151.00% and 161.00%

Minimum settlement amount: $950

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Trade date: [ ]

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth business day following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be between 39 and 42 months after the trade date, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement, provided, however, that the determination date may not be postponed to a date later than the originally scheduled stated maturity date (which is two (2) business days after the determination date) or, if such day is not a trading day, the first succeeding trading day.

Stated maturity date (to be set on the trade date): a specified date that is expected to be the second business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Additional Market Disruption Event: Notwithstanding any provision to the contrary in the accompanying product supplement, if the EURO STOXX 50® Index is calculated and published by its sponsor (the “underlier sponsor”), a market disruption event may occur if (a) underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index of such basket underlier, or (b) any option or futures contracts, if available, relating to (i) such basket underlier, (ii) any constituent index of such basket underlier, or (iii) underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index of such basket underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent, including when one or more applicable markets are closed for trading under ordinary circumstances.

No interest: The offered notes will not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: When we refer to a trading day with respect to a basket underlier, we mean (i) for the FTSE® 100 Index, the TOPIX® Index, the Swiss Market Index (SMI)® and the S&P/ASX 200 Index, a day as described under “General Terms of the Notes—Trading Day” in the accompanying product supplement and (ii) for the EURO STOXX 50® Index, a day on which such basket underlier is calculated and published by its underlier sponsor.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

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Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate face amount of the notes specified on the front cover of the final pricing supplement. UBS Securities LLC proposes initially to offer the notes to certain unaffiliated securities dealers at an original issue price set forth on the cover page of this preliminary pricing supplement less a concession not in excess of 2.87% of the face amount. The original issue price for notes purchased by certain fee-based advisory accounts will be between 97.13% and 100.00% of the face amount, which reflects a foregone underwriting discount with respect to such notes (i.e., the underwriting discount specified on the cover of this preliminary pricing supplement with respect to such notes may be as low as 0.00%).

We expect to deliver the notes against payment therefor in New York, New York on  , 2018, which is expected to be the fifth business day following the date of the final pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T + 2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Fair value considerations” and “Additional Risk Factors Specific To Your Notes — Limited or No Secondary Market and Secondary Market Price Considerations” in this preliminary pricing supplement.

Prohibition of Sales to EEA Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Calculation agent: UBS Securities LLC

CUSIP no.: 90270KRF8

ISIN no.: US90270KRF83

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

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HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The levels of the basket underliers have been volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performance (and therefore the performance of the basket) cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket underliers and the underlier stocks and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to our pricing models) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Fair Value Considerations — The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value” in this preliminary pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Initial basket level	100
Upside participation rate	156.00% (the midpoint of the range set forth herein)
Minimum settlement amount	$950
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date.
No change in or affecting any of the underlier stocks or the method by which any of the underlier sponsors calculate the respective basket underliers.
Notes are purchased on original issue date at the face amount and held to the stated maturity date.

Moreover, we have not yet set the initial underlier level or the weighting multiplier for each basket underlier that will serve as the baseline for determining the basket return or the upside participation rate, each of which will affect the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels for the basket underliers may differ substantially from their respective underlier levels prior to the trade date.

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For these reasons, the actual performance of the basket underliers over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical historical basket closing levels and historical levels of the basket underliers shown below under “The Basket and Basket Underliers — Hypothetical Historical Basket Level” and “The Basket and Basket Underliers — Historical High, Low and Closing Levels of the Basket Underlier” in this preliminary pricing supplement. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this preliminary pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlier stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
140.000%	162.400%
130.000%	146.800%
120.000%	131.200%
115.000%	123.400%
110.000%	115.600%
105.000%	107.800%
100.000%	100.000%
99.000%	99.000%
98.000%	98.000%
97.000%	97.000%
96.000%	96.000%
95.000%	95.000%
90.000%	95.000%
80.000%	95.000%
70.000%	95.000%
60.000%	95.000%
50.000%	95.000%
25.000%	95.000%
0.000%	95.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 95.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 5.000% of your

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investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes – Market Risk” and “Additional Risk Factors Specific To Your Notes – If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on pages 16 and 18 of this preliminary pricing supplement.

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The following examples illustrate the hypothetical cash settlement amount on each $1,000 face amount note based on hypothetical initial underlier levels of the basket underliers and hypothetical final underlier levels of the basket underliers calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical initial underlier levels for each basket underlier, and the levels in Column B represent hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the appreciation or depreciation of the hypothetical final underlier levels as compared to the respective hypothetical initial underlier levels. The amounts in Column D represent the hypothetical weighting multiplier for each basket underlier, and the amounts in Column E represent the products of Column B times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

The hypothetical initial underlier level for each basket underlier of 100.00 has been chosen for illustrative purposes only and does not represent a likely initial underlier level for that basket underlier. Because each hypothetical initial underlier level has been set to 100.00, these examples do not accurately reflect the differences in the levels of the basket underliers. For historical data regarding the actual historical levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers”.

Example 1: The final basket level is greater than the initial basket level. The cash settlement amount exceeds the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	100.00	105.00	5%	0.370000000	38.85
FTSE® 100 Index	100.00	105.00	5%	0.230000000	24.15
TOPIX® Index	100.00	105.00	5%	0.230000000	24.15
Swiss Market Index (SMI)®	100.00	105.00	5%	0.090000000	9.45
S&P/ASX 200 Index	100.00	105.00	5%	0.080000000	8.40
			Final Basket Level:		105.00
			Basket Return:		5.00%

In this example, all of the hypothetical final underlier levels for the basket underliers are greater than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level of 105.00 exceeds the initial basket level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 × 156.00% × 5.00%) = $1,078.00

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Example 2: The final basket level is less than the initial basket level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	100.00	97.00	-3%	0.370000000	35.89
FTSE® 100 Index	100.00	97.00	-3%	0.230000000	22.31
TOPIX® Index	100.00	97.00	-3%	0.230000000	22.31
Swiss Market Index (SMI)®	100.00	97.00	-3%	0.090000000	8.73
S&P/ASX 200 Index	100.00	97.00	-3%	0.080000000	7.76
			Final Basket Level:		97.00
			Basket Return:		-3.00%

In this example, all of the hypothetical final underlier levels for the basket underliers are less than the applicable hypothetical initial underlier levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level of 97.00 is less than the initial basket level of 100, the hypothetical cash settlement amount will equal:

Cash settlement amount = the greater of (i) $950 and (ii) $1,000 + [$1,000 × -3.00%] = $970.00

Example 3: The final basket level is less than the initial basket level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation/ Depreciation	Hypothetical Weighting Multiplier	Column B × Column D
EURO STOXX 50® Index	100.00	10.00	-90%	0.370000000	3.70
FTSE® 100 Index	100.00	100.00	0%	0.230000000	23.00
TOPIX® Index	100.00	100.00	0%	0.230000000	23.00
Swiss Market Index (SMI)®	100.00	105.00	5%	0.090000000	9.45
S&P/ASX 200 Index	100.00	105.00	5%	0.080000000	8.40
			Final Basket Level:		67.55
			Basket Return:		-32.45%

In this example, the hypothetical final underlier level of the EURO STOXX 50® Index is less than its hypothetical initial underlier level, while the hypothetical final underlier levels of the FTSE® 100 Index and TOPIX® Index are equal to their applicable hypothetical initial underlier levels and the hypothetical final underlier levels of the Swiss Market Index (SMI)® and S&P/ASX 200 Index are greater than their applicable hypothetical initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the initial basket level, even though the FTSE® 100 Index and TOPIX® Index remained flat and the Swiss Market Index (SMI)® and the S&P/ASX 200 Index increased.

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Because the hypothetical final basket level of 67.55 is less than the initial basket level of 100, the hypothetical cash settlement amount will equal:

Cash settlement amount = the greater of (i) $950 and (ii) $1,000 + [$1,000 × -32.45%] = $950.00

We cannot predict the actual final basket level, the level of any particular basket underlier or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level and weighting multiplier for each basket underlier and the actual upside participation rate, each of, which we will set on the trade date, the actual final basket level determined by the calculation agent as described above and the price you pay for your notes. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated April 29, 2016, and “Risk Factors” in the accompanying product supplement, dated May 2, 2016. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated April 29, 2016, as supplemented by the accompanying index supplement, dated April 29, 2016 and the accompanying product supplement, dated May 2, 2016, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose A Portion of Your Investment In The Notes

You can lose a portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of the basket as measured from the initial basket level set on the trade date to the final basket level on the determination date. If the final basket level is less than the initial basket level, you will lose up to 5% of your investment in the notes, excluding any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Upside Participation Rate Applies Only At Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside participation rate of the notes and the return you realize may be less than the basket return multiplied by the upside participation rate, even if such return is positive. You can receive the full benefit of any positive basket return multiplied by the upside participation rate only if you hold your notes to maturity.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

A Decrease in the Level of One Basket Underlier May Offset Increases in the Other Basket Underliers on the Determination Date

The cash settlement amount is based on the returns of the basket underliers; thus, declines in the level of one basket underlier may offset changes in the levels of the other basket underliers that are positive. As a result, the basket return could be negative even if relatively few of the basket underliers experience a decrease in their closing levels. As a result, you could lose a portion of your investment in the notes depending on the performance of the basket. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in more heavily weighted basket underliers.

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Market Risk

The return on the notes is directly linked to the performance of the basket and indirectly linked to the value of the basket underliers (and the underlier stocks), and the extent to which the basket return is positive or negative. The level of the basket can rise or fall sharply due to factors specific to the basket underliers (and the underlier stocks), as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You could lose a portion of your investment in the notes depending on the performance of the basket.

Fair Value Considerations

The Issue Price You Pay for the Notes Will Exceed Their Estimated Initial Value

The issue price you pay for the notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the basket and basket underliers, the volatility of the basket and basket underliers, the correlation among the basket underliers, any expected dividends on the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date will be less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “—Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

Limited or No Secondary Market and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

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The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any) May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the basket and basket underliers; the volatility of the basket and basket underliers; the correlation among the basket underliers; the dividend rate paid on the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “—Fair Value Considerations” as well as the inclusion in the original issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

The Amount Payable on Your Notes Is Not Linked to the Level of Any Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the basket closing level on the determination date (and therefore will be based on the closing levels of the basket underliers on the determination date), except in the limited circumstances described under “General Terms of the Notes – Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes – Discontinuance of or Adjustments to the Index or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement. Therefore, if the closing level of one or more of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the final underlier levels, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

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You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of the final pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of the final pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the minimum settlement amount would not offer the same measure of protection to your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Your Notes Will Be Treated as Contingent Payment Debt Instruments Subject to Taxation Under the “Noncontingent Bond Method” for U.S. Federal Income Tax Purposes

The notes will be treated as a contingent payment debt instruments subject to taxation under the “noncontingent bond method.” If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the notes will be taxed as OID. Please see “Supplemental discussion of U.S. federal income tax consequences” above for a more detailed discussion. Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions and any other applicable tax consequences to you of owning your notes in your particular circumstances.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the volatility – i.e., the frequency and magnitude of changes – in the level of the basket and the basket underliers;
•	the dividend rates of the underlier stocks;
•	economic, financial, legislative, regulatory and political, military or other events that may affect the prices of any of the underlier stocks and thus the level of the basket;
•	other interest rate and yield rates in the market;

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•	fluctuations in the exchange rate between currencies in which the relevant ordinary shares are quoted and traded and the U.S. dollar; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on its hypothetical historical performance. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the hypothetical historical basket closing levels or to the hypothetical examples shown elsewhere in this preliminary pricing supplement.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. This is because your cash settlement amount at maturity will be based on the final basket level. If the basket return is negative, you will lose a portion of your investment in the notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

The Basket Underliers Reflect Price Return, Not Total Return

The return on your notes is based on the performance of the basket, which reflects the changes in the market levels of the basket underliers, and the prices of their underlier stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlier stocks. The return on your notes will not include such a total return feature or dividend component.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Changes That Affect Any Basket Underlier Could Have An Adverse Effect On the Value of The Notes and the Amount You Will Receive at Maturity of Your Notes

The policies of an underlier sponsor, each as defined under “The Basket and the Basket Underliers” below, concerning a basket underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting the underlier stocks or the issuers of any underlier stocks (such as stock dividends, reorganizations or mergers) are reflected in any basket underlier, could affect the level of that basket underlier, and, therefore, could affect the amount payable on your notes at maturity and the market value of your notes prior to maturity. The amount payable on the notes and their market value could also be affected if an underlier sponsor changes these policies, for example by changing the manner in which it calculates a basket underlier, or if an underlier sponsor discontinues or suspends calculation or publication of a basket underlier, in which case it may become difficult to determine the market value of the notes. If events such as these occur, or if any final underlier level (and therefore the final basket level) is not available because of a market disruption event, non-trading day or for any other reason, and no successor basket underlier is selected, the calculation agent—which initially will be UBS Securities LLC, an affiliate of UBS—may determine the final underlier level (and therefore the final basket level)—and thus the amount payable at maturity—in a manner it considers appropriate.

Your Notes Are Subject to Non-U.S. Securities Market Risk

Each of the basket underliers is subject to risks associated with non-U.S. securities markets, specifically the regions of the Eurozone, United Kingdom, Japan, Switzerland and Australia. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks.

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Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Basket Return For the Notes Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar, Which Might Affect a Basket Underlier Whose Underlier Stocks Are Traded in Currencies Other Than the U.S. Dollar

Although the underlier stocks for the basket underliers are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlier stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the levels of the basket underliers (and therefore the basket closing level) or basket return, as applicable, and therefore, the amount payable on your notes. The amount we pay in respect of the notes on the stated maturity date will be determined solely in accordance with the procedures described in “General Terms of the Notes” beginning on page PS-51 in the accompanying product supplement, as modified by this pricing supplement.

UBS Cannot Control Actions By the Underlier Sponsors or, Except to the Extent Our Common Stock is Included in a Basket Underlier, Any Issuer of an Underlier Stock and None of the Underlier Sponsors or Any Other Issuer of an Underlier Stock Have Any Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with any underlier sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket underliers. In addition, except to the extent our common stock is included in the Swiss Market Index, UBS and its affiliates are not affiliated with any issuer of an underlier stock and have no ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the underlier sponsors or any other issuer of an underlier stock are involved in the notes offering in any way and none have any obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes.

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the basket underliers or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the basket return and the cash settlement amount based on the final underlier levels and final basket level. The calculation agent can postpone the determination of any final underlier level (and therefore the final basket level) if a market disruption event occurs and is continuing on the determination date. The calculation agent also has discretion in making certain adjustments

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relating to a modification of the basket. As UBS determines the economic terms of the notes, including the upside participation rate and the minimum settlement amount, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

Under Certain Circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the Power to Take Actions That May Adversely Affect the Notes

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the notes and/or the ability of UBS to make payments thereunder.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as CPDI. Accordingly, it is possible that your notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the notes should be treated as

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deemed to be redeemed and reissued on any rebalancing of the basket underliers or rollover of, or change to, the underlier stocks.

Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Supplemental U.S. Tax Considerations” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Prospective purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Supplemental U.S. Tax Considerations” in the accompanying product supplement.

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THE BASKET AND THE BASKET UNDERLIERS

The basket consists of five basket underliers with the following weights: the EURO STOXX 50® Index (37.00% weighting), FTSE® 100 Index (23.00% weighting), TOPIX® Index (23.00% weighting), Swiss Market Index (SMI)® (9.00% weighting) and S&P/ASX 200 Index (8.00% weighting).

HYPOTHETICAL HISTORICAL BASKET LEVELS

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about the basket closing levels as of the date of this preliminary pricing supplement. Therefore, the hypothetical basket closing levels of the basket below are calculated based on publicly available information for each basket underlier as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the hypothetical quarterly basket closing levels for the basket. Past hypothetical performance of the basket is not indicative of the future performance of the basket, assuming the basket closing level was 100 on January 1, 2014.

Quarter Begin	Quarter End	Hypothetical Quarterly Basket Closing Level
1/1/2014	3/31/2014	98.70
4/1/2014	6/30/2014	101.15
7/1/2014	9/30/2014	101.99
10/1/2014	12/31/2014	102.62
1/1/2015	3/31/2015	113.16
4/1/2015	6/30/2015	109.56
7/1/2015	9/30/2015	99.33
10/1/2015	12/31/2015	105.08
1/1/2016	3/31/2016	96.76
4/1/2016	6/30/2016	94.88
7/1/2016	9/30/2016	99.66
10/1/2016	12/31/2016	107.81
1/1/2017	3/31/2017	111.60
4/1/2017	6/30/2017	112.67
7/1/2017	9/30/2017	116.03
10/1/2017	12/31/2017	119.36
1/1/2018	3/31/2018	112.35
4/1/2018*	4/16/2018*	114.45

*As of the date of this preliminary pricing supplement, available information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 16, 2018. Accordingly, the “Hypothetical Quarterly Basket Closing Level” data indicated is for this shortened period only and does not reflect complete data for the second calendar quarter of 2018.

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The graph below illustrates the hypothetical performance of the basket from January 1, 2014 through April 16, 2018, based on the daily closing levels of the basket underliers. Past hypothetical performance of the basket is not indicative of the future performance of the basket.

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EURO STOXX 50® Index

We have derived all information contained in this preliminary pricing supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. The information included below supplements the description of the EURO STOXX 50® Index found in the accompanying index supplement.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the notes.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement.

The top ten underlier stocks of the EURO STOXX 50® Index as of March 29, 2018, by weight, are: Total S.A. (5.08%), SAP SE (3.99%), Siemens AG (3.82%), Banco Santander S.A. (3.71%), Allianz SE (3.50%), Bayer AG (3.29%), BASF SE (3.29%), Sanofi (3.24%), Unilever N.V. (3.11%) and BNP Paribas (3.01%); underlier stock weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

As of March 29, 2018, the top ten industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Banks (15.2%), Industrial Goods & Services (10.7%), Health Care (10.0%), Personal & Household Goods (9.6%), Technology (8.1%), Insurance (6.7%), Oil & Gas (6.6%), Automobiles & Parts (5.5%), Utilities (5.1%) and Chemicals (5.1%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of March 29, 2018, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.9%), Finland (1.1%), France (36.8%), Germany (32.5%), Ireland (1.0%), Italy (5.1%), Netherlands (10.7%) and Spain (9.9%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

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Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on April 16, 2018 was 3,441.04. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018*	4/16/2018*	3,448.00	3,340.35	3,441.04

*As of the date of this preliminary pricing supplement, available information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 16, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

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The graph below illustrates the performance of the basket underlier from January 1, 2008 through April 16, 2018, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

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FTSE® 100 Index

We have derived all information contained in this preliminary pricing supplement regarding the FTSE® 100 Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the FTSE® 100 Index Sponsor, FTSE Group. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the FTSE® 100 Index. The information included below supplements the description of the FTSE® 100 Index found in the accompanying index supplement.

The FTSE Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the FTSE® 100 Index. The FTSE Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the FTSE® 100 Index.

The FTSE® 100 Index is a market capitalization-weighted index and consists of the 100 most highly capitalized UK-domiciled companies traded on the SETS trading system of the London Stock Exchange (the “Exchange”). To qualify, companies must have a full listing on the Exchange with a Sterling or Euro denominated price on the Exchange’s SETS trading system, subject to eligibility screens. The FTSE Europe/Middle East/Africa Regional (“EMEA”) Committee meets quarterly, on the Wednesday before the first Friday in March, June, September and December, to review the underlier stocks of the FTSE 100 Index. A constant number of underlier stocks are maintained for the FTSE 100 Index. Where a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking underlier stocks presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the FTSE 100 Index will be inserted to match the number of companies being deleted at the periodic review.

In addition to the eligibility criteria discussed under "Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — FTSE® 100 Index" on page IS-31 of the accompanying index supplement, in order to be included in the FTSE® 100 Index, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of the FTSE® 100 Index who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the FTSE® 100 Index.

Additional information on the FTSE® 100 Index is available on the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement.

Index Stock Weighting by Sector as of March 30, 2018

Sector:*	Percentage (%)**
Oil & Gas	15.43%
Banks	13.33%
Personal & Household Goods	12.75%
Health Care	9.79%
Basic Resources	8.20%
Industrial Goods & Services	6.93%
Insurance	6.24%
Travel & Leisure	4.00%
Food & Beverages	3.98%
Telecommunications	3.89%
Media	3.29%
Utilities	3.16%
Retail	2.72%
Financial Services	2.47%
Construction & Materials	1.11%
Real Estate	1.04%
Chemicals	0.64%
Technology	0.61%
Automobiles & Parts	0.44%

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*   Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices may reflect differences in sector designation methodology as well as actual differences in the sector composition of the indices.

**  Information provided by the FTSE® 100 Index Sponsors. Percentages may not sum to 100% due to rounding.

The top five underlier stocks of the FTSE® 100 Index as of March 30, 2018, by weight, are: HSBC Holdings PLC (7.34%); Royal Dutch Shell PLC Class A (5.65%); British American Tobacco PLC (5.20%); BP PLC (5.08%); and Royal Dutch Shell PLC Class B (4.70%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the FTSE® 100 Index. UBS has entered into a non-exclusive license agreement with the FTSE® 100 Index Sponsor, which grants UBS a license in exchange for a fee to use the FTSE® 100 Index in connection with the issuance of certain securities, including the notes.

“FTSE® 100” is a trademark of the FTSE Index Sponsor and has been licensed for use by UBS. The FTSE® 100 Index Sponsor has no relation to UBS, other than the licensing of the FTSE® 100 Index and its service marks for use in connection with the notes.

The FTSE 100 Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FTSE Index or the manner in which the FTSE Index is applied in determining any initial FTSE 100 Index Initial Underlying Value or FTSE 100 Index Final Underlying Value or any amount payable upon maturity of the notes.

THE FTSE 100 INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE FTSE 100 INDEX OR ANY DATA INCLUDED IN THE FTSE 100 INDEX. THE FTSE 100 INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

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Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on April 16, 2018 was 7,198.20. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	6,865.86	6,449.27	6,598.37
4/1/2014	6/30/2014	6,878.49	6,541.61	6,743.94
7/1/2014	9/30/2014	6,877.97	6,567.36	6,622.72
10/1/2014	12/31/2014	6,750.76	6,182.72	6,566.09
1/1/2015	3/31/2015	7,037.67	6,366.51	6,773.04
4/1/2015	6/30/2015	7,103.98	6,520.98	6,520.98
7/1/2015	9/30/2015	6,796.45	5,898.87	6,061.61
10/1/2015	12/31/2015	6,444.08	5,874.06	6,242.32
1/1/2016	3/31/2016	6,203.17	5,536.97	6,174.90
4/1/2016	6/30/2016	6,504.33	5,923.53	6,504.33
7/1/2016	9/30/2016	6,941.19	6,463.59	6,899.33
10/1/2016	12/31/2016	7,142.83	6,693.26	7,142.83
1/1/2017	3/31/2017	7,429.81	7,099.15	7,322.92
4/1/2017	6/30/2017	7,547.63	7,114.36	7,312.72
7/1/2017	9/30/2017	7,542.73	7,215.47	7,372.76
10/1/2017	12/31/2017	7,687.77	7,300.49	7,687.77
1/1/2018	3/31/2018	7,778.64	6,888.69	7,056.61
4/1/2018*	4/16/2018*	7,266.75	7,030.46	7,198.20

*As of the date of this preliminary pricing supplement, available information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 16, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

30

The graph below illustrates the performance of the basket underlier from January 1, 2008 through April 16, 2018, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

31

TOPIX® Index

We have derived all information contained in this preliminary pricing supplement regarding the TOPIX® Index contained herein, including, its make-up, method of calculation and changes in its components, from publicly available information. The TOPIX® Index, also known as the Tokyo Stock Price Index, is a free-float adjusted capitalization-weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange (“TSE”). Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. The TOPIX® Index is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX® Index is calculated and published by the TSE. Additional information about the TOPIX® Index is available on the following website: jpx.co.jp/english/markets/indices/topix/. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement.

Composition and Maintenance. The TOPIX® Index is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the TOPIX® Index. The TOPIX® Index does not review underlier stocks. The number of underlier stocks will change according to new listings and delistings.

Index Stock Weighting by Sector as of March 30, 2018

Percentage (%)*
Air Transportation	0.62%
Banks	7.04%
Chemicals	7.32%
Construction	3.19%
Electric Appliances	13.89%
Electric Power and Gas	1.62%
Fishery, Agriculture and Forestry	0.10%
Foods	4.37%
Glass and Ceramics Products	0.97%
Information & Communication	7.35%
Insurance	2.18%
Iron and Steel	1.06%
Land Transportation	3.98%
Machinery	5.46%
Marine Transportation	0.21%
Metal Products	0.67%
Mining	0.33%
Nonferrous Metals	0.91%
Oil and Coal Products	0.68%
Other Financing Business	1.24%
Other Products	2.27%
Pharmaceutical	4.71%
Precision Instruments	1.62%
Pulp and Paper	0.28%
Real Estate	2.37%
Retail Trade	4.92%
Rubber Products	0.87%
Securities and Commodities Futures	0.98%
Services	4.44%
Textiles and Apparels	0.69%
Transportation Equipment	8.76%
Warehousing and Harbor Transportation Service	0.18%
Wholesale Trade	4.72%

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*   Sector designations are determined by the TSE using criteria it has selected or developed. The TSE may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**  Information provided by the TSE. Percentages may not sum to 100% due to rounding.

Index Calculation. The TOPIX® Index is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968. The TSE calculates the TOPIX® Index multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded to the nearest one hundredth. The formula for calculating the TOPIX® Index value can be expressed:

Index value =	Base point of 100 x Current free float adjusted market value
Base Market Value

The current free float adjusted market value is the sum of the products of the price and the number of free float adjusted shares for index calculation of each underlier stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in the case of a stock split, the number of listed shares increases at the additional listing date which comes after such stock split becomes effective; on the other hand, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, strategic exercise of preferred shares or equity warrants, company spin-off, merger, stock-swap, take-over bid and other events that the TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of underlier stocks in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of the TOPIX® Index. The TSE makes adjustments as follows:

Event		Implementation of Adjustment (After Close of Trading)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	One business day before the last business day of the next month of listing	Price on the adjustment date
Addition	Company included in the TOPIX® Index is to be delisted and a new company established through stockswap or similar transaction (including merger through establishing new company and company spin-off)	One business day before the listing date	Base price (used to decide the daily price limit)

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Event		Implementation of Adjustment (After Close of Trading)	Price Used for Adjustments
Addition	Transfer to the TSE First Section from the Second Section	One business day before the last business day after such assignment (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Addition	Transfer to the TSE First Section from TSE Mothers Index	One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)	Price on the adjustment date
Deletion	Company to be de-listed due to a stock-swap or similar transaction while the newly established company is promptly listed on the TSE First Section	Initial listing date of newly established company (normally two business days after delisting date)	Price one business day before the de-listing date (during the period from the delisting date to the business day before the date of removal from the TOPIX® Index, the price on the business day before the delisting date is used for index calculation)
Deletion	Company to be de-listed due to other reason than described above (merger and stockswap with non-surviving company included in the TOPIX® Index)	One business day before delisting date	Price on the business day before the adjustment date
Deletion	Designation of securities to be delisted	Three business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on the business day before the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	One business day before the date of the reassignment date	Price on the business day before the adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split.

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Retroactive adjustments will not be made to revise the figures of the TOPIX® Index that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

If trading in a certain underlier stock is suspended, the TSE regards it as having no change in its share price for purposes of calculating the TOPIX® Index. In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate the TOPIX® Index, the TSE may use an alternate method of index calculation as it deems valid.

License Agreement

We expect to enter into a non-exclusive license agreement with the Tokyo Stock Exchange, Inc. (“TSE”) providing for the license to us, in exchange for a fee, of the right to use the Tokyo Stock Price Index (“TOPIX Index”), the proprietary data therein contained (“TOPIX Index Value”) and the trademarks “TOPIX”, Tokyo Stock Exchange” and “Tokyo Stock Price Index/TOPIX” (collectively, the “TOPIX Marks”) in connection with certain securities, including the notes.

The TOPIX Index Value and the TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Marks or as to the figure at which TOPIX Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value. No securities are in no way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or any advice on investments to any purchaser of the notes or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or any accompanying prospectus.

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Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier as of April 16, 2018 was 1,736.22. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	1,306.23	1,139.27	1,202.89
4/1/2014	6/30/2014	1,269.04	1,132.76	1,262.56
7/1/2014	9/30/2014	1,346.43	1,228.26	1,326.29
10/1/2014	12/31/2014	1,447.58	1,177.22	1,407.51
1/1/2015	3/31/2015	1,592.25	1,357.98	1,543.11
4/1/2015	6/30/2015	1,679.89	1,528.99	1,630.40
7/1/2015	9/30/2015	1,691.29	1,375.52	1,411.16
10/1/2015	12/31/2015	1,605.94	1,442.74	1,547.30
1/1/2016	3/31/2016	1,509.67	1,196.28	1,347.20
4/1/2016	6/30/2016	1,407.50	1,204.48	1,245.82
7/1/2016	9/30/2016	1,352.67	1,209.88	1,322.78
10/1/2016	12/31/2016	1,552.36	1,301.16	1,518.61
1/1/2017	3/31/2017	1,577.40	1,506.33	1,512.60
4/1/2017	6/30/2017	1,624.07	1,459.07	1,611.90
7/1/2017	9/30/2017	1,676.17	1,590.71	1,674.75
10/1/2017	12/31/2017	1,831.93	1,673.62	1,817.56
1/1/2018	3/31/2018	1,911.07	1,664.94	1,704.00
4/1/2018*	4/16/2018*	1,736.22	1,703.80	1,736.22

*As of the date of this preliminary pricing supplement, available information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 16, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the Second calendar quarter of 2018.

36

The graph below illustrates the performance of the basket underlier from January 1, 2008 through April 16, 2018, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

37

Swiss Market Index (SMI)®

The SMI Index contains approximately 85% of the entire free float market capitalization of the Swiss equity market and is made up of 20 of the largest and most liquid stocks from the Swiss Performance Index (“SPI”). Its composition is examined twice a year by the Management Committee and the Index Commission, and any changes to the index composition of the SMI Index are made once a year. The Swiss Market Index (SMI)® (the “SMI Index”) was standardized on June 30, 1988 at a baseline value of 1500 points and is maintained by the SIX Swiss Exchange Ltd (the “SMI Index Sponsor”). Additional information on the SMI Index is available from the following website: six-swiss-exchange.com/indices/overview_en.html. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement.

The position of each security is determined by a combination of average free-float market capitalization (compared to the capitalization of the entire SPI) and cumulated on order book turnover (compared to the total turnover of the SPI). A security is admitted to the SMI Index if it ranks 18 or better in the selection list. A security ranked 19 or 20 is admitted only if a security that was already included in the SMI Index meets the exclusion criteria directly (i.e., ranks in position 23 or lower) and no security that either meets the admission criteria directly (i.e., ranks in position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the SMI Index if it ranked 23 or lower in the selection list. A security that ranks 21 or 22 is excluded only if it meets the admission criteria directly (i.e., ranks in position 18 or higher) and no security that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Capped Weightings and Intra-Quarter Breaches. The weight of any underlier stock that exceeds a weight of 18% within the SMI Index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such underlier stock’s free float market capitalization. An underlier stocks’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other underlier stocks. The underlier stocks are also capped to 18% as soon as two underlier stocks exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, a new calculation of the capping factors is executed immediately and communicated to the market in order to ensure that the maximum weight per underlier stock is capped at 18% for the opening on the next day. In order to achieve a capped weighting while attempting to not cause market distortion, a stepwise reduction is conducted based on the ordinary quarterly index adjustment reviews to ensure that no change in the weight (as a result of capping) from one review to the next exceeds 3%. The transition period is in effect until no component has a weight larger than 18%. In the case of an intraquarter breach, the weights are limited to the last defined weights as of the prior review.

The SMI Index is a non-dividend-adjusted price index. The SMI Index is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalization of all securities included in the index by a divisor.

The divisor is a technical number used to calculate the index. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment and no adjustments are made to the divisor. Distributions such as special dividends and anniversary bonuses that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

As of December 29, 2017, the top ten underlier stocks of the index (and their respective weightings in the index) were: Nestle SA (18.04%); Roche Holding AG (17.79%); Novartis AG (17.71%); UBS Group AG (7.10%); ABB Ltd (4.88%); Financiere Richemont SA (4.74%); Zurich Insurance Group AG (4.61%); Credit Suisse Group AG (4.34%); Compagnie Swiss Re AG (3.01%); and LafargeHolcim LTD (2.71%).

38

As of December 29, 2017, the ICB industry sectors in the index (and their respective weights) were: Basic Materials (1.84%), Consumer Goods (24.03%), Financials (21.62%), Health Care (37.52%), Industrials (13.63%) and Telecommunications (1.35%) (may not sum to 100% due to rounding). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

We have derived all information regarding the SMI Index contained in this preliminary pricing supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by the SMI Index Sponsor. The SMI Index Sponsor owns the copyright and all other rights to the SMI Index. The SMI Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the SMI Index.

License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to UBS, other than the licensing of the SMI Index and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not:

♦	sponsor, endorse, sell or promote the notes.
♦	recommend that any person invest in the notes or any other securities.
♦	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
♦	have any responsibility or liability for the administration, management or marketing of the notes.
♦	consider the needs of the notes or the owners of the notes in determining, composing or calculating the SMI Index or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically,

♦	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:
•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the SMI Index and the data included in the SMI Index;
•	The accuracy, timeliness, and completeness of the SMI Index and its data;
•	The merchantability and the fitness for a particular purpose or use of the SMI Index and its data; or
•	The performance of the notes generally.
♦	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI Index or its data.

♦	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI Index or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

39

The licensing Agreement between UBS and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or any accompanying prospectus.

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Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the basket underlier during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on April 16, 2018 was 8,726.54. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	8,532.99	8,092.53	8,453.82
4/1/2014	6/30/2014	8,752.86	8,280.53	8,554.52
7/1/2014	9/30/2014	8,840.17	8,274.65	8,835.14
10/1/2014	12/31/2014	9,212.85	8,057.54	8,983.37
1/1/2015	3/31/2015	9,396.29	7,899.59	9,128.98
4/1/2015	6/30/2015	9,471.46	8,780.91	8,780.91
7/1/2015	9/30/2015	9,526.79	8,278.07	8,513.41
10/1/2015	12/31/2015	9,016.56	8,375.31	8,818.09
1/1/2016	3/31/2016	8,701.46	7,496.62	7,807.89
4/1/2016	6/30/2016	8,292.45	7,594.49	8,020.15
7/1/2016	9/30/2016	8,320.99	7,898.21	8,139.01
10/1/2016	12/31/2016	8,259.45	7,593.20	8,219.87
1/1/2017	3/31/2017	8,704.39	8,229.01	8,658.89
4/1/2017	6/30/2017	9,127.61	8,529.28	8,906.89
7/1/2017	9/30/2017	9,176.99	8,814.54	9,157.46
10/1/2017	12/31/2017	9,452.32	9,084.04	9,381.87
1/1/2018	3/31/2018	9,611.61	8,509.29	8,740.97
4/1/2018*	4/16/2018*	8,776.17	8,553.69	8,726.54

*As of the date of this preliminary pricing supplement, available information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 16, 2018. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the Second calendar quarter of 2018.

41

The graph below illustrates the performance of the basket underlier from January 1, 2008 through April 16, 2018, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

42

S&P/ASX 200 Index

The S&P/ASX 200 Index (the “S&P/ASX 200 Index”) was introduced in April 2000 and is maintained by the S&P/ASX Index Committee (the “ASX Committee”), a team of five representatives from both S&P Dow Jones Indices LLC (“S&P”) and the Australian Securities Exchange (“ASX”).

As of March 29, 2018, the top 10 underlier stocks by weight were the following: Commonwealth Bank of Australia, Westpac Banking Corp., BHP Billiton Ltd., ANZ Banking Group, National Australia Bank Ltd., CSL Ltd., Wesfarmers Ltd., Telstra Corp Ltd., Woolworths Ltd. and Macquarie Group Ltd.

As of March 29, 2018, the 11 GICS industry sectors represented by stocks in the index include: Financials (34.8%), Materials (17.9%), Real Estate (7.8%), Health Care (7.8%), Consumer Staples (7.7%), Industrials (7.3%), Energy (5.1%), Consumer Discretionary (4.6%), Telecommunication Services (2.8%), Information Technology (2.1%) and Utilities (2.0%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. S&P and MSCI, Inc. have announced that the Global Industry Classification Sector structure is expected to be updated after the close of business on September 28, 2018. Among other things, the update is expected to broaden the current Telecommunications Services sector and rename it the Communication Services sector. The renamed sector is expected to include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary sector currently classified under the Media Industry Group and the Internet & Direct Marketing Retail sub-industry, along with select companies currently classified in the Information Technology sector. Further, companies that operate online marketplaces for consumer products and services are expected to be included under the Internet & Direct Marketing sub-industry of the Consumer Discretionary sector, regardless of whether they hold inventory.

As of March 29, 2018, the countries of domicile included in the index and their relative weights were: Australia (97.8%), New Zealand (1.2%), United States (0.8%) and United Kingdom (0.2%).

The S&P/ASX 200 Index is composed of the 200 largest index-eligible stocks listed on the ASX by float-adjusted market capitalization. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

The S&P/ASX 200 Index classifies stocks according to the Global Industry Classification Standard (“GICS”). These sectors, consistent throughout all the S&P-branded indices, are Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. GICS classifies a stock according to a number of measures, including revenues, earnings and the market’s perception of a company.

Only stocks listed on the Australian Stock Exchange (the “ASX”) are considered for inclusion in the S&P/ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are regularly traded are considered for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its size peers.

The ASX Committee rebalances the underlier stocks quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Quarterly rebalancing changes take effect on the third Friday of March, June, September and December. The weighting of underlier stocks in the S&P/ASX 200 Index is determined by a float factor, called an Investable Weight Factor (“IWF”) assigned to each stock by the ASX Committee. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities. IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

43

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology where the level of an index reflects the total market value of all the component stocks relative to a particular base period. On any given day, the index value is the quotient of the total available market capitalization of the index’s underlier stocks and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in an underlier stock’s share capital after the base date.

You may find information about the S&P/ASX 200 Index on the S&P website at us.spindices.com/indices/equity/sp-asx-200. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement.

We have derived all information regarding the S&P/ASX 200 Index contained herein from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the ASX Committee. Historical performance of the S&P/ASX Index is not an indication of future performance. Future performance of the S&P/ASX Index may differ significantly from historical performance, either positively or negatively.

License Agreement

The S&P/ASX Index is a product of S&P or its affiliates (“SPDJI”) and Australian Securities Exchange, and has been licensed for use by UBS. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX® is a registered trademark of Australian Securities Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by UBS. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or Australian Securities Exchange. Neither S&P Dow Jones Indices nor Australian Securities Exchange make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX Index to track general market performance. S&P Dow Jones Indices and Australian Securities Exchange only relationship to UBS with respect to the S&P/ASX Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX Index is determined, composed and calculated by S&P Dow Jones Indices or Australian Securities Exchange without regard to UBS or the notes. S&P Dow Jones Indices and Australian Securities Exchange have no obligation to take the needs of UBS or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX Index. Neither S&P Dow Jones Indices nor Australian Securities Exchange are responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and Australian Securities Exchange have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX Index will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR AUSTRALIAN STOCK EXCHANGE BE LIABLE FOR ANY INDIRECT, SPECIAL,

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INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND UBS, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement, the accompanying product supplement, accompanying index supplement or any accompanying prospectus.

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Historical High, Low and Closing Levels of the Basket Underlier

The level of the basket underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the initial underlier level during any period shown below is not an indication that the basket underlier is more or less likely to increase or decrease at any time during the life of your notes.

The following table sets forth the quarterly high and low closing levels for the basket underlier, based on the daily closing level as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The level of the basket underlier on April 16, 2018 was 5,841.339. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

Quarterly Closing High, Closing Low and Closing Levels of the Basket Underlier*

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	5,462.309	5,070.311	5,394.831
4/1/2014	6/30/2014	5,536.073	5,358.948	5,395.747
7/1/2014	9/30/2014	5,658.511	5,264.217	5,292.812
10/1/2014	12/31/2014	5,549.130	5,152.343	5,411.018
1/1/2015	3/31/2015	5,975.491	5,299.237	5,891.505
4/1/2015	6/30/2015	5,982.694	5,422.487	5,459.010
7/1/2015	9/30/2015	5,706.715	4,918.429	5,021.629
10/1/2015	12/31/2015	5,351.565	4,909.555	5,295.900
1/1/2016	3/31/2016	5,270.475	4,765.346	5,082.785
4/1/2016	6/30/2016	5,408.017	4,924.385	5,233.375
7/1/2016	9/30/2016	5,587.392	5,197.500	5,435.921
10/1/2016	12/31/2016	5,699.068	5,156.556	5,665.800
1/1/2017	3/31/2017	5,896.229	5,610.972	5,864.905
4/1/2017	6/30/2017	5,956.523	5,665.721	5,721.494
7/1/2017	9/30/2017	5,785.102	5,655.420	5,681.610
10/1/2017	12/31/2017	6,088.143	5,651.766	6,065.129
1/1/2018	3/31/2018	6,135.807	5,759.365	5,759.365
4/1/2018*	4/16/2018*	5,856.969	5,751.924	5,841.339

*As of the date of this preliminary pricing supplement, available information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 16, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the Second calendar quarter of 2018.

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The graph below illustrates the performance of the basket underlier from January 1, 2008 through April 16, 2018, based on information from Bloomberg. Past performance of the basket underlier is not indicative of the future performance of the basket underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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TABLE OF CONTENTS
Preliminary Pricing Supplement

Page
Summary Information	ii
Investor Suitability	1
Key Terms	2
Hypothetical Examples	9
Additional Risk Factors Specific to Your Notes	15
The Basket and the Basket Underliers	23

Product Supplement dated May 2, 2016
Product Supplement Summary	PS-1
Hypothetical Returns on Underlier-Linked Notes	PS-17
Hypothetical Payment Amounts on Your Notes	PS-34
Risk Factors	PS-35
General Terms of the Notes	PS-51
Use of Proceeds and Hedging	PS-70
Supplemental U.S. Tax Considerations	PS-71
ERISA Considerations	PS-79
Supplemental Plan of Distribution (Conflicts of Interest)	PS-80

Index Supplement dated April 29, 2016
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus dated April 29, 2016
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$

UBS AG

Leveraged Basket-Linked Medium-Term Notes due

UBS Securities LLC